Exhibit 10.7

Exclusive Technology
License and Service
Agreement

Between

Beijing Wanguo Chang’an Science & Technology Co., Ltd.

and

Shanghai Free Trade Zone GDS Management Co., Ltd.

Date: April 13, 2016

Exclusive Technology License and Service Agreement

This Exclusive Technology License and Service Agreement (hereinafter, the “Agreement”) is entered into by and between the following parties on April 13, 2016 in Shanghai, China:

(1)                            Beijing Wanguo Chang’an Science & Technology Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China, with legal address at Room A-0155, Floor 2, Building 3, Compound 30, Shixing Avenue, Shijingshan District, Beijing (hereinafter, the Party A”); and

(2)                            Shanghai Free Trade Zone GDS Management Co., Ltd., a wholly foreign owned enterprise duly incorporated and validly existing under the laws of the People’s Republic of China, with legal address at Room 4056, Floor 4, 173 Meisheng Road, Shanghai Pilot Free Trade Zone, China (hereinafter, the Party B”).

(In this Agreement, Party A and Party B are collectively referred to as “the Parties”, and individually referred to as “a Party”.)

Foreword

Whereas, Party A is a limited liability company duly incorporated and validly existing in Beijing, with Internet data center service under 1st Category of value-added telecommunication business and Internet access service under 2nd Category of value-added telecommunication business, and technology development and technical service relating to computer disaster recovery backup and data backup as its main business scope;

Whereas, Party B is a wholly foreign owned enterprise duly incorporated and validly existing in Shanghai, with investment and business decision-making, capital operation and financial management, R & D and technical support, shared service within the group company, and outsourcing service for offshore companies, employee training and management, marketing service and consulting service relating to the above-mentioned instances as its main business scope;

Whereas, Party A requires Party B to provide its software license and relevant service relating to Party A’s business operation (see the definition below), and Party B agrees to provide the aforesaid service to Party A.

Now therefore, the Parties hereby mutually agree as follows through amicable negotiation:

Article 1 Terms and Definitions

1.1                          Unless otherwise specified or in cases where the context demands a different interpretation, the terms used in this Agreement shall have the following meanings:

“Annual business plan”:	Party A’s annual business development plan and budget report for the next calendar year prepared under this Agreement with the assistance of Party B before November 30 every year.

“Breach”	has the meaning as stipulated by Paragraph 1, Article 11 under this Agreement.

“Breaching party”	has the meaning as stipulated by Paragraph 1, Article 11 under this Agreement.

“Business related technology”:	Any and all software and technology related to Party A’s business and developed by Party A (including subsidiaries of Party A) on the basis of the services provided by Party B under this Agreement.

“China”:	refers to the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong, Macau and Taiwan.

“Client information”	has the meaning as stipulated by Paragraph 1, Article 6 under this Agreement.

“Confidential information”	has the meaning as stipulated by Paragraph 2, Article 6 under this Agreement.

“Equipment”:	Any and all equipment owned or purchased from time to time, and utilized by Party B for the provision of service.

“Party A’s business”:

All business conducted and developed by Party A currently and at any time during the term of this Agreement, including but not limited to Internet data center service under 1st Category of value-added telecommunication business, Internet access service under 2nd Category of value-added telecommunication business, and technology development and technical service relating to computer disaster recovery backup and data backup.

“Service”:

Software license, technical support and other service provided by Party B exclusively to Party A, as well as implementation of Party A’s data process program and relevant programs, including but not limited to:

(1) licensing Party A to use relevant software applications necessary for its business;

(2) total IT solutions necessary for Party A’s business;

(3) daily management, maintenance, and update of hardware equipment and databases;

(4) development, maintenance and update of relevant software application;

(5) training of Party A’s professional technicians;

(6) assistance to Party A in the collection and research of relevant technology information;

(7) other relevant technology service and consulting service provided to Party A from time to time upon its request;

“Service fees”:	All fees paid by Party A to Party B in accordance with Article 3 of this Agreement for the software licenses and other service provided by Party B.

“The said party’s rights”	has the meaning as stipulated by Paragraph 5, Article 13 under this Agreement.

1.2                          To invoke any laws and regulations (the “Laws”) under this Agreement means:

(1)                          To invoke at the same time the content of the amendments, adjustments, complements and revisions of the Laws no mater it comes into effect before or after the conclusion of this Agreement; and

(2)                          To invoke at the same time other decisions, notices and rules made or taking effect according to the Laws.

1.3                          Unless otherwise stipulated in the context of this Agreement, all articles, paragraphs and subparagraphs as well as their subdivisions and abbreviations cited herein have meaning provided under this Agreement and its amendments, if any.

Article 2 Service

2.1                          Party A needs Party B’s service to facilitate its business and Party B agrees to provide such service to Party A. For this purpose, Party A herewith authorizes Party B as its exclusive provider of software and technical service and Party B agrees to accept the authorization.

2.2                          Party B shall, in accordance with the provisions of this Agreement, provide service to Party A and Party A shall help facilitating Party B’s service.

Article 3 Service Fees

3.1                          As stipulated in Paragraph 2 Article 3, Party A agrees to pay the fees for the service provided by Party B according to Article 2 of this Agreement.

3.2                          The Parties agree that the service fees shall be paid in accordance with the following stipulations:

(1)                          Party A shall pay depreciation expenses to Party B on a monthly basis. Party A shall, before the tenth (10) day of each month, pay to Party B a depreciation expense calculated by amortizing the actual value determined annually at the beginning of a year to the equipment’s period of depreciation.

(2)                          Party B shall be entitled to all of Party A’s business net profits (including net profits from its subsidiaries) as considerations for the service provided by Party B to Party A under this Agreement. After the end of each fiscal year, both parties shall calculate the outstanding service fees based on Party A’s total consolidated pre-tax revenue and net profit of last fiscal year as confirmed in the audit report issued by a Chinese certified accounting firm recognized by both parties, in order to negotiate on and determine the annual service fees to be paid by Party A to Party B. Party A undertakes to provide the relevant Chinese certified accounting firm with all necessary materials and assistance and urge such firm to complete the audit report of last fiscal year and issue it to both Party A and Party B within thirty (30) days after the end of last fiscal year. Where any dispute arises between the Parties over the amount of the service fees determined in accordance with Article 3 of this Agreement, the figure confirmed by Party B shall prevail.

3.3                          Party A shall transfer all the service fees of the previous year determined as per Article 3.2.(2) above to the bank account designated by Party B in accordance with the provisions of this Article before the date designated by Party B. In case Party B changes its bank account, it shall notify Party A in writing the change seven (7) workdays in advance.

3.4                          Notwithstanding the provisions in Paragraph 1, Article 3 of this Agreement, the Parties may adjust the specific amount of equipment depreciation referred to in Article 3.2.(1) by consensus.

Article 4 Obligations of Party A

4.1                          The service provided by Party B under this Agreement is exclusive. During the term of this Agreement, Party A shall not enter into, or cause its subsidiaries to enter, any other agreements with a third party for a service identical or similar to Party B’s service without prior written permission from Party B.

4.2                          Party A shall provide Party B with the final copy of Party A and its subsidiaries’ annual business plan for the next year before November 30 of each year to help Party B to prepare relevant service plan and purchase software, equipment and consolidate its technical service force as necessary. In case Party A requires Party B to extemporaneously purchase new equipment, it shall negotiate and reach a consensus with Party B fifteen (15) days in advance.

4.3                          To facilitate Party B’s provision of service, Party A shall provide relevant information to Party B promptly and accurately upon Party B’s request.

4.4                          Party A shall pay Party B the service fees on time and in full in accordance with Article 3 of this Agreement.

4.5                          Party A shall maintain its good reputation, proactively expand business, and maximize its profit.

Article 5 Intellectual Property Rights

5.1                          The intellectual property rights of the products created in the process of Party B’s provision of service shall be attributable to Party B.

5.2                          Whereas the business operation of Party A relies on the service provided by Party B under this Agreement, Party A (including its subsidiaries) agrees to make the following arrangements regarding the business-related technology developed by Party A on the basis of such service:

(1)                          If a business-related technology is developed by Party A or its subsidiary in a further development entrusted by Party B, or as a result of the collaboration between Party A and Party B, then the ownership and claims of patent application go to Party B.

(2)                          If a business-related technology is independently developed by Party A or its subsidiary, the ownership of the technology shall belong to the entity that has developed such technology, provided: (A) Party A has notified, or has caused its subsidiary to notify, Party B of details of the technology in a timely manner, and has provided relevant materials as per Party B’s request; (B) If Party A or its subsidiary is going to license or transfer such technology, Party B shall, without violating the applicable enforced Chinese laws and regulations, have preemptive right to purchase the technology or be licensed to use the technology exclusively, and Party B may use the technology to the same extent to which Party A or its subsidiary would transfer or license the technology to others (Party B has the right to decide whether or not to accept the offer of the transfer or the license); Party A may, upon Party B’s waiver of preemptive right and the exclusive right to the technology, transfer or license the technology to a third party with conditions no superior to those offered to Party B (including but not limited to the transfer price or license fee), and shall guarantee the third party will fully abide by and perform the duties and obligations of Party A under this Agreement. (C) With the exception of the situations specified in Article 5.2(2)(B), Party B has the right to purchase the technology within the term stipulated by Article 8.1 of this Agreement; in such cases, Party A shall, without violating applicable Chinese laws and regulations, accept Party B’s aforesaid offer at the lowest price allowed by applicable laws.

5.3                         If Party B is licensed the exclusive right to use the technology as per Article 5.2(2), the aforesaid license shall comply with the following provisions in this Paragraph:

(1)                          The term of the license shall be no less than five (5) years (as of the effective date of the Agreement);

(2)                          The scope of the rights licensed shall be defined as wide as possible;

(3)                          Within the term and the scope of the license, no Party (including Party A ) other than Party B may use or license the technology in any way;

(4)                          Without breaching Article 5.3(3), Party A has the right to decide at its discretion to license any other third party to use the technology;

(5)                          Upon expiration of the license, Party B shall be entitled to renew the license agreement and Party A shall agree, and the provisions of the license shall remain unchanged at that time save the adjustments as confirmed by Party B.

5.4                         Notwithstanding the provisions in the above-mentioned Article 5.2(2), the patent application for any business related technology referred to in the Paragraph shall be handled in accordance with the following provisions:

(1)                          If Party A intends to apply for patent for any business related technology described in the aforementioned subparagraph, it shall obtain prior written permission from Party B.

(2)                          Party A may apply for patent for any business-related technology independently or transfer such right to a third party only upon the waiver of such rights of Party B. In case Party A transfers the afore-mentioned claims of patent application to a third party, Party A shall guarantee that the third party will fully abide by and perform the duties and obligations of Party A under this Agreement; meanwhile, the conditions (including but not limited to the transfer price) Party A offers to the third party shall not be more preferential than that offered to Party B as described in Subparagraph 3.

(3)                          Within the term of this Agreement, Party B may at any time require Party A to file a patent application for such business-related technology, and determine at its discretion whether or not to purchase such patent application right. Upon Party B’s written request, Party A shall transfer the claims of patent application to Party B without violating applicable Chinese laws and regulations at the lowest price allowable by law; Party B will be the legal owner of such claims of patent application and, after having been granted the patent, become the legal owner of the claims of patent application.

5.5                          The Parties undertakes that either Party shall be indemnified of any and all economic losses incurred by the other Party’s infringement of any third party’s intellectual rights (including but not limited to publish rights, trademark rights, patent rights and know-how).

Article 6 Confidentiality

6.1                          Within the term of this Agreement, all client information and other related materials (the “Client Information”) related to the business of Party A and the service provided by Party B are jointly possessed by both Parties.

6.2                         Both Parties shall keep strictly confidential each Party’s business secrets, proprietary information, Client Information and related materials jointly possessed by them and any nonpublic information of each Party (collectively the “Confidential Information”). Except for disclosure made with a prior written permission from the other Party or as required by relevant laws and regulations or IPO procedures, the recipient of Confidential Information shall not disclose all or any part thereof to any third party; the recipient shall not exploit the Confidential Information or any part thereof unless for the performance of this Agreement.

6.3                        The following information shall not be deemed confidential:

(a)                          Any information known to the recipient before the disclosure as demonstrated by written evidence(s);

(b)                          Information released into a public domain or known to the public for reasons other than the recipient’s fault; or

(c)                           Information obtained by the recipient from other legal sources.

6.4                        The recipient may disclose the Confidential Information to its employees, agencies and experts hired and shall guarantee that this Agreement is of binding force to the aforesaid people, who shall keep the Confidential information confidential and use the aforesaid Confidential Information solely for performance of the Agreement.

Article 7 Undertaking and warranty

7.1                          Party A hereby represents, warranties and undertakes that:

7.1.1                     It is a limited liability company duly incorporated and validly existing under the laws of the jurisdiction of its incorporation as an independent legal person and with complete, independent legal status and legal competence to sign, deliver and perform this Agreement, and to act as an independent subject of proceedings.

7.1.2                     It is vested with all requisite power and authority within company to execute and deliver this Agreement and all other documents to be signed related to the transaction referred to in this Agreement, and to perform the transaction under this Agreement. This Agreement has been legitimately and appropriately executed and delivered by Party A. This Agreement constitutes a legal and binding obligation of, and enforceable against Party A in accordance with the terms of the Agreement.

7.1.3                     At the date of this Agreement, it has obtained all the certificates necessary for its business operation as provided on its business license. It has full right and qualification to conduct business as currently conducted by Party A within the territory of China.

7.1.4                     It will provide Party B with consolidated quarterly financial statement and budget for the next quarter within fifteen (15) workdays upon the end of each quarter, and the consolidated financial statement for the fiscal year and the budget for next fiscal year within thirty (30) workdays upon the end of each fiscal year.

7.1.5                     It will promptly notify Party B of all legal proceedings and other unfavorable situations where it is involved, and will make utmost efforts to curb the losses and damages.

7.1.6                     Without prior written permission from Party B, Party A shall neither dispose of its important assets nor change its current shareholding structure.

7.2                          Party B hereby represents and warranties that:

7.2.1                     It is a limited liability company duly incorporated and validly existing under the laws of its place of incorporation as an independent legal person with complete, independent legal status and legal competence to sign, deliver and perform this Agreement, and to act as an independent subject of proceedings.

7.2.2                     It is vested with full power and authority within company to execute and deliver this Agreement and all other documents to be signed related to the transaction referred to in this Agreement, and to perform the transaction under this Agreement. This Agreement has been legitimately and appropriately executed and delivered by Party B. This Agreement constitutes a legal and binding obligation of , and enforceable against Party B in accordance with the terms of the Agreement.

Article 8 Term of Agreement

8.1                       The Parties hereby confirm that this Agreement takes effect upon its formal execution by the Parties. Unless it is prematurely terminated by the Parties in writing, this Agreement shall expire on April 13, 2026.

8.2                       The obligations of Party A and Party B under Article 6 of this Agreement shall survive the termination of this Agreement.

Article 9 Indemnification

Party A shall indemnify Party B from any and all losses incurred or may incur as a result of Party B’s provision of service, including but not limited to losses sustained from legal suits, recovery, arbitration, claims and administrative investigation and penalties, with the exceptions of the losses caused by Party B’s intentional misconduct or gross negligence.

Article 10 Notification

10.1                Any communications between the Parties pursuant to this Agreement including notices, requirements, offers and other correspondence shall be delivered to the recipient in written form.

10.2                If any of such notices or other correspondences is transmitted by facsimile or telex, it shall be deemed as delivered immediately upon transmission; if delivered personally, it shall be deemed as delivered at the time of actual delivery; if delivered by post, it shall be deemed delivered five (5) days after posting.

Article 11 Breach of Agreement

11.1                The Parties agree and confirm that, any substantial violation of any provision under this Agreement, or substantial non-performance of any obligation under this Agreement by a

                                        Party (the “Breaching Party”) constitutes a breach of the Agreement (“Breach of Agreement”). The non-breaching Party shall be entitled to demand the Breaching Party to correct or take remedial measures within a reasonable time. In case the Breaching Party does not take any remedial measures in a reasonable time or within ten (10) days of written notice of the non-breaching Party requiring remedial measures to be taken, where Party A being the Breaching Party, the non-breaching Party has the right to take any of the following measures at its discretion: (1) terminate this Agreement and demand full damages from the Breaching Party; or (2) demand compulsory performance of the obligations under this Agreement and full damages from the Breaching Party; where Party B being the Breaching Party, the non-breaching Party has the right to demand compulsory performance of the obligations under this Agreement and full damages from the Breaching Party.

11.2                Both Parties agree and confirm that under no circumstances shall Party A terminate this agreement for any reason, unless otherwise specified in this Agreement or required by law.

11.3                Notwithstanding any other provisions herein, the effect of Article 11 shall survive suspension or termination of this Agreement.

Article 12 Force Majeure

In case any Party is unable to perform this Agreement at all or in accordance with the conditions agreed upon because of earthquakes, typhoons, floods, fire, wars, computer viruses, design flaws of instrumental tools, hacker attacks on the Internet, changes of policies and laws and other situations which cannot be foreseen, avoided or overcame, the affected Party shall immediately notify the other Party by fax and provide within 30 days the details of the force majeure and evidence documents proving the reasons that it is unable to perform this agreement or the performance of this agreement will be delayed. The aforesaid certificate documents shall be issued by a notarization institution located in the area where the force majeure event takes place. The Parties shall, depending on the impact of the force majeure event on the performance of this Agreement, negotiate whether the obligations under this Agreement should be partly exempted or postponed. Both parties are exempted from the compensation liability for economic losses caused by force majeure events.

Article 13 Miscellaneous

13.1                This Agreement is executed in two copies, with each Party holding a copy.

13.2                The conclusion, validity, performance, amendment, interpretation and termination of this Agreement are governed by the laws of the People’s Republic of China.

13.3                The Parties shall strive to settle any dispute, conflicts, or compensation claims arising from the interpretation or performance (including any issue relating to the existence, validity and termination) in connection with this Agreement through amicable negotiation. If the discrepancies cannot be solved by negotiations within thirty (30) days, they should be submitted to Beijing Arbitration Commission for arbitration in accordance with the commission’s arbitration rules in Beijing. The award of the arbitration shall be final and binding upon the Parties.

13.4                Any right, power or remedy granted to a Party by one term of this Agreement does not exclude the Party from any right, power or remedy granted by other terms or laws and regulations.

13.5                No failure or delay by any Party in exercising any right or remedy provided by law or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

13.6                The headings hereof have been inserted for convenience of reference only, under no circumstances shall such headings be construed to affect the meaning, construction or effect of this Agreement.

13.7                This Agreement supersedes any other writing or oral agreements entered into by and between the Parties and constitutes a complete agreement between the Parties.

13.8                The provisions of this Agreement are severable and independent to one another. If at any time one or several articles herein shall be deemed invalid, illegal or unenforceable, the validity, legality or enforceability of other provisions herein shall not be affected thereby.

13.9                The Parties may amend and supply this Agreement with a written agreement. The amendment and supplement duly executed by the Parties shall be a part of this Agreement and shall have the same legal effect as this Agreement.

13.10         Without prior written permission from the other party, no party may transfer any of its rights and/or obligations under this Agreement to any third Party.

13.11         This Agreement is binding to all the parties herein and their respective lawful successors and assignees.

13.12         The Parties undertake that they will report and pay their respective taxes and fees relating to the transaction under the Agreement.

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In witness whereof, this Exclusive Technology License and Service Agreement is signed by the Parties on the date and at the place first above written.

Party A:

Beijing Wanguo Chang’an Science & Technology Co., Ltd.
(Seal)

Signature:	/s/ William Wei Huang
Name: William Wei Huang
Post: Authorized Representative

Party B:

Shanghai Free Trade Zone GDS Management Co., Ltd.
(Seal)

Signature:	/s/ William Wei Huang
Name: William Wei Huang
Post: Authorized Representative

[Signature Page]